EXHIBIT 1.01(e)

AMENDMENT NO. 5 TO

MORGAN STANLEY CHARTER SERIES

AMENDED AND RESTATED SELLING AGREEMENT

The Amended and Restated Selling Agreement, dated as of July 29, 2002, as amended by Amendment No. 1 to the Amended and Restated Selling Agreement, dated February 26, 2003, as amended by Amendment No. 2 to the Amended and Restated Selling Agreement, dated April 28, 2004, as amended by Amendment No. 3 to the Amended and Restated Selling Agreement, dated July 15, 2005 and as further amended by Amendment No. 4 to the Amended and Restated Selling Agreement, dated March 30, 2006 (the “Selling Agreement”), among Morgan Stanley Charter Graham L.P. (“Charter Graham”), Morgan Stanley Charter WCM L.P. (formerly known as Morgan Stanley Charter Millburn L.P., “Charter WCM”), Morgan Stanley Charter Aspect L.P. (formerly known as Morgan Stanley Charter MSFCM L.P., “Charter Aspect”), (collectively, the “Partnerships” and each individually, a “Partnership”), Demeter Management Corporation (the “General Partner”), and Morgan Stanley & Co. Incorporated (formerly, Morgan Stanley DW Inc., “MS & Co.”) is hereby amended as set forth below. All provisions contained in the Selling Agreement remain in full force and effect and are modified only to the extent necessary to provide for the amendments set forth below. Terms used and not otherwise defined herein have the meaning ascribed to such term in the Selling Agreement.

1.	Effective April 1, 2007, Morgan Stanley DW was merged into MS & Co. In such connection, all references in the Selling Agreement to “Morgan Stanley DW” or “Non-Clearing Broker” as of April 1, 2007 shall be deemed to be mean MS & Co.

2.	The seventh, eighth and ninth sentences in Section 5(b) are deleted in their entirety and replaced with the following:

“The minimum subscription for most subscribers shall be $20,000, subject to the following terms. A subscriber who purchases Units pursuant to a Non-Series Exchange (as defined in the Prospectus) will not be subject to the foregoing minimum subscription requirement of $20,000. A subscription may be for Units of one Partnership, or may be divided among two or all three Partnerships, provided that the minimum subscription for any one Partnership is: (a) in the case of a cash purchase, $5,000, or (b) in the case of a Non-Series Exchange, the proceeds from the redemption of (i) five units from commodity pools managed by the General Partner other than the Spectrum Series or (ii) 500 units from one, or any combination, of the Spectrum Series. In the case of subscribers purchasing Units pursuant to a Non-Series Exchange, if the proceeds of such a redemption are less than $5,000, the subscriber shall pay the difference in cash.”

IN WITNESS WHEREOF, this Amendment to the Amended and Restated Selling Agreement has been executed for and on behalf of the undersigned as of the      day of March 2008.

Accepted and Agreed:	MORGAN STANLEY CHARTER GRAHAM L.P.

MORGAN STANLEY & CO. INC.	By: Demeter Management Corporation, General Partner

By:	By:
Name: Title:	Name: Walter Davis Title: President

MORGAN STANLEY CHARTER WCM L.P.

By: Demeter Management Corporation, General Partner

By:
Name: Walter Davis Title: President

MORGAN STANLEY CHARTER ASPECT L.P.

By: Demeter Management Corporation, General Partner

By:
Name: Walter Davis Title: President

DEMETER MANAGEMENT CORPORATION

By:
Name: Walter Davis Title: President

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